Exhibit 10 (iii) A

EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT

AGREEMENT made this _____ day of June 2009, effective as of January 1, 2009, by and between Lippert Components Manufacturing, Inc., a Delaware corporation (“LCM”), Kinro Manufacturing, Inc., a Delaware corporation (“Kinro,” and together with LCM, the “Corporations”) and  Scott T. Mereness (the “Executive”).

W I T N E S S E T H:

WHEREAS, on January 30, 2008, LCM and the Executive entered into a compensation arrangement for the period January 1, 2008 through December 31, 2010 (“the Existing Arrangement”); and

WHEREAS, in addition to his duties as Executive Vice President and Chief Operating Officer of Lippert Components, Inc., (“LCI”), parent of LCM, and all other entities of which LCI is a direct or indirect parent or partner, excluding Lippert Holding, Inc., collectively, (the “LCI Entities”), Drew Industries Incorporated (“Drew”), parent of LCI, desires that the Executive’s responsibilities be expanded to include the operations conducted by Kinro, and all other entities of which Kinro is a direct or indirect parent or partner, excluding Kinro Holding, Inc. (collectively, the “Kinro Entities”), and the Executive desires to assume such additional responsibilities; and

WHEREAS, the Corporations and Drew do not wish the Executive to compete against the LCI Entities or the Kinro Entities,

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed as follows:

1.           Employment.  The Corporations hereby employ the Executive and the Executive hereby agrees to serve the LCI Entities as Executive Vice President and Chief Operating Officer and to serve the Kinro Entities as Vice President. The Executive will perform his duties on behalf of the LCI Entities and the Kinro Entities at the principal executive offices of LCM in Goshen, Indiana.  Relocation of LCM’s executive offices shall be subject to approval of the Board of Directors of Drew, and the Executive shall at no time be required to change the locale of his residence without his consent.

2.           Term.  The term of this Agreement shall be three (3) years commencing January 1, 2009 and terminating December 31, 2011 (the “Term”).

3.           Duties.  During the Term, the Executive shall exert his best efforts and, subject to the terms and provisions hereof, shall devote substantially all of his time, attention, skills and efforts to the business and affairs of the LCI Entities and the Kinro Entities and will use his best efforts to promote the interests thereof. Consistent with the foregoing, the Executive shall not be precluded from giving appropriate attention to his personal and financial affairs. The Executive shall act in accordance with the policies of the LCI Entities and the Kinro Entities as determined from time-to-time by their respective Boards of Directors consistent with this Agreement, and shall perform such services and duties as such Boards of Directors may from time-to-time direct consistent with this Agreement.

4.           Compensation.  The Corporations agree to pay the Executive for his services hereunder a salary (“Base Salary”) of Four Hundred Twenty Thousand ($420,000) Dollars annually during the Term, payable $360,000 in cash according to the customary payroll practices of the Corporations and $60,000 in Deferred Stock Units representing shares of Common Stock of Drew (“DSUs”), deliverable in four quarterly installments each representing shares equivalent in value to $15,000 based on the closing market price of Drew Common Stock on the last trading day of the calendar quarter for which payment is made.

5.           Performance-based Incentive Compensation.

5.1           In addition to the Base Salary, and subject to Sections 5.6 and 5.7 hereof, the Executive shall be entitled to receive, for each year during the Term, commencing with the year ending December 31, 2009, performance-based profit incentive compensation (the “Profit Bonus”) as follows:
5.1.1                      An amount equal to two and one-quarter (2.25%) percent of the Operating Profits (as defined herein) of the LCI Entities and the Operating Profits of the Kinro Entities combined (the “Combined Profits”) in excess of $35,000,000 and up to $50,000,000; plus
5.1.2                      An amount equal to two and fifty five hundredths (2.55%) percent of the Combined Profits in excess of $50,000,000 and up to $65,000,000; plus

5.1.3                      An amount equal to three (3%) percent of the Combined Profits in excess of $65,000,000; plus

5.2           Performance-based industry-comparable incentive compensation (the “Industry Bonus”) consisting of the following: There will be added to, or subtracted from, the Profit Bonus the amount of $12,000 for each one (1%) percent that the percentage increase or decrease in the Combined Profits for any year during the Term, as compared to the immediately preceding calendar year, exceeds or is less than two and one-half times (2.5x) the Index of Number of Industry Units Sold (as defined herein) during such year; provided, however, that (i) for purposes of calculating the Industry Bonus, the Combined Profits shall be determined without giving effect to any charge for impairment of goodwill or other intangibles or to the 2008 executive retirement charge, and (ii) the Industry Bonus for any year during the Term shall not exceed nine-tenths (0.9%) percent of the Combined Profits.

5.3           With respect to the Profit Bonus and the Industry Bonus, if any, of the LCI Entities or the Kinro Entities shall acquire additional business operations, or dispose of existing business operations, the performance goals pursuant to which the Profit Bonus and the Industry Bonus are paid will be modified, consistent with the Corporations’ past practices, to give effect to such acquisition or disposition; plus

5.4           Subject to Section 5.6 hereof, performance-based return on assets (“ROA”) incentive compensation (the “ROA Bonus”) consisting of the following:

For each year during the Term that the LCI Entities and the Kinro Entities achieve the combined Return on Assets (as defined herein) indicated, the Executive will receive the following amounts:

5.4.1                      For 2009, if the ROA is at least 20%, the Executive will receive $75,000, which amount will increase at the pro-rata rate of $18,000 per one (1%) percent increase in the ROA in excess of 20%; and

5.4.2                      For 2010, if the ROA is at least 21%, the Executive will receive $93,000, which amount will increase at the pro-rata rate of $18,000 per one (1%) percent increase in the ROA in excess of 21%; and

5.4.3                      For 2011, if the ROA is at least 22%, the Executive will receive $111,000, which amount will increase at the pro-rata rate of $18,000 per one (1%) percent increase in the ROA in excess of 22%;

5.5           For purposes of this Agreement:

5.5.1                      The term “Operating Profits” of the LCI Entities and the Kinro Entities means the consolidated income of the LCI Entities and the Kinro Entities calculated before (i) interest expense, (ii) interest or dividend income, (iii) intercompany administrative fees charged by Drew to any of the LCI Entities or the Kinro Entities, (iv) taxes based upon income, (v) extraordinary items determined in accordance with generally accepted accounting principles, (vii) the cumulative effect of a change in accounting principles, and (vii) expenses related to litigation pending the date hereof involving products manufactured by the Kinro Composites division of Kinro.

5.5.2                      The term “Net Assets” means: (i) total assets, excluding cash, minus (ii) total liabilities, excluding (a) current and long-term debt, (b) intercompany balances, (c) income taxes payable or deferred, and (d) accrual for retirement expense of the former CEO of Kinro, all as reflected on the monthly Consolidating Balance Sheet of Drew and its subsidiaries; and

5.5.3                      The term “Combined Net Assets” means the Net Assets of the LCI entities and the Net Assets of the Kinro Entities combined.

5.5.4                      The term “Return on Assets” means the Combined Profits divided by the Combined Net Assets employed by the LCI Entities and the Kinro Entities.

5.5.5                      The term “Index of Number of Industry Units Sold” means, for any year, the percentage change from the prior year in the weighted average of (i) the annual wholesale shipments of travel trailer and fifth wheel travel trailers as reported by the Recreational Vehicle Industry Association (“RVIA”), (ii) the annual wholesale shipments of motorhomes as reported by the RVIA, and (iii) the  annual wholesale production of manufactured homes as reported by the Institute for Building Technology and Safety.  The annual shipments or production determined in clauses (i), (ii), and (iii) shall be weighted based on the relative net sales by the Combined Entities of components for the products described in clauses (i), (ii) and (iii).

5.6           If the LCI Entities or the Kinro Entities record a charge for impairment of goodwill or other intangibles (“Impairment Charge”) for any year during the Term, then

5.6.1                      each of the Profit Bonus and the ROA Bonus for such year will be calculated (i) without giving effect to the Impairment Charge, and (ii) after giving effect to the Impairment Charge.  The excess, if any, of the amount calculated in clause (i) over the amount calculated in clause (ii) is the “Current Year Impairment Impact,” and

5.6.2                      the amount of Profit Bonus and ROA Bonus for such year will be determined without giving effect to any Impairment Charge, there will be deducted from such amount one-third of the Current Year Impairment Impact, and the balance of two-thirds of the Current Year Impairment Impact will be carried forward (the “Impairment Carryforward”); and

5.6.3                       one-half of the Impairment Carryforward up to the aggregate amount of the Profit Bonus and ROA Bonus will be deducted from the next Profit Bonus and ROA Bonus earned by the Executive, and the balance of the Impairment Carryforward will be deducted from the Profit Bonuses and ROA Bonuses next earned by the Executive until the Impairment Carryforward is depleted in its entirety.

5.7           Notwithstanding anything to the contrary contained herein, the following shall apply to payment of the Profit Bonus, the Industry Bonus and the ROA Bonus (collectively, the “Total Performance Bonus”):

5.7.1                      The Total Performance Bonus shall be paid from, and applied against, the annual incentive compensation bonus pools established for the employees of the LCI Entities and the Kinro Entities; provided, however, that the amount of Total Performance Bonus earned for any year during the Term which cannot be paid from the bonus pools for such year shall be paid from the bonus pools established for the next succeeding year or years.

5.7.2                      For any year during the Term, the first $100,000 of Total Performance Bonus will be paid in cash; 33% of the Total Performance Bonus in excess of $100,000 (the “Excess Bonus”) will be paid in DSUs of Drew (“Incentive DSUs”); and 67% of the Excess Bonus will be paid in cash.

5.7.3                      Election by the Executive to defer receipt of the shares of stock deliverable pursuant to any Deferred Stock Units delivered pursuant to this Agreement must be for a period of not less than three years from the date the Deferred Stock Units are issued, and must be made, on the form annexed hereto as Exhibit A, in December of each year preceding the year for which the Excess Bonus could be earned.

5.7.4                      The Total Performance Bonus for any year during the Term may not exceed 4.8% of Combined Profits.

5.7.5.                     All cash payments and grants and issuances of Incentive DSUs, shall be made on, or as soon as practicable after, the date on which the Compensation Committee approves the determination of the Total Performance Bonus following Drew’s release of its year-end results of operations, but in no event later than two and one-half months after the end of Drew’s fiscal year.

5.8           Nothing in this Agreement, nor any fixing of compensation in the form of Base Salary, Total Performance Bonus, deferred compensation, securities, or otherwise, shall prevent the Compensation Committee from granting to the Executive additional compensation in the form of cash, salary increases, deferred compensation, securities or otherwise.

6.           Compliance.

6.1           The Corporations and the Executive intend that the provisions of this Agreement shall comply in all respects with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code).  Accordingly, notwithstanding anything in this Agreement to the contrary, all elections to defer, distributions, and all other aspects of this Agreement, shall be made in compliance with Section 409A of the Code and any regulations or other guidance thereunder.  To the extent required, this Agreement will be revised and amended in order to comply with the provisions of Section 409A of the Code, as amended from time to time, and any regulations or guidance thereunder as described in Notice 2008-13 or other guidance thereunder.

6.2           In no event shall the Executive receive any awards which are deemed to be deferred compensation under the provisions of Section 409A of the Code, unless all aspects of such awards meet the requirements of Section 409A of the Code.

6.3           All compensation, in whatever form, payable pursuant to this Agreement shall be subject in all respects to the terms, provisions and conditions of the Drew Industries Incorporated 2002 Equity Award and Incentive Plan, as amended from time to time.

6.4           Notwithstanding anything herein to the contrary, if at the time of the Executive’s “Separation From Service” (as hereinafter defined) the Executive shall be a “specified employee” (within the meaning of Treasury Regulation 1.409A-1(i)), as determined in a uniform manner by the Corporation, and the Corporation makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code), such amount payable to the Executive shall not be paid or commence until the first business day after six months following the Executive’s “Separation From Service” (or if earlier upon his death).  The term “Separation From Service” shall mean the Executive’s termination of active employment, whether voluntary or involuntary (other than by death) with the Corporations or any of their affiliated companies within the meaning of Treasury Regulation 1.409A-1(h).  The Corporations will determine whether the Executive has terminated active employment (and incurred a Separation From Service) based upon facts and circumstances described in Treasury Regulation 1.409A-1(h)(1)(ii).  The Executive shall incur a Separation From Service if the Corporations and the Executive reasonably anticipate that the Executive will not perform any additional services after a certain date or that the level of bona fide services (as an employee or an independent contractor) will permanently decrease to no more than twenty (20%) percent of the average level of bona fide services performed over the immediately preceding 36-month period.  The provisions of this Section 6.4 shall only apply if, and to the minimum extent, necessary to comply with Section 409A of the Code, to avoid the Executive’s incurrence of any additional taxes or penalties under Section 409A.

7.           Benefits.

7.1           The Executive and his immediate family shall continue to receive medical coverage at least equivalent, in nature and extent, to the medical coverage afforded to him by LCM prior to the date hereof, and such other reasonable benefits which he has received from LCM prior to the date hereof.

7.2           The Executive agrees to have an annual comprehensive physical examination at the expense of the Corporations (to the extent not covered by insurance) by a physician of his choice.

7.3           The Executive shall be eligible to participate in any pension, retirement, or profit-sharing plan adopted by the LCI Entities for the benefit of its executives.  Each year during the Term, the Executive shall be entitled to receive $25,000 pursuant to Drew’s supplemental restricted bonus program, payable in the year earned, that must be used to purchase a tax deferred annuity and/or cash value life insurance.

7.4           The Corporations shall maintain, at no cost to the Executive, disability insurance providing for weekly payments to the Executive, in the event the Executive shall fail or be unable to perform his obligations hereunder, in the amount of not less than $120,000 per year. Such payments shall continue for the maximum available term after the commencement of disability.

7.5           During the period of employment hereunder, the Corporations, at their expense, will make available to the Executive one automobile (or an automobile allowance in accordance with Corporations’ automobile policy), together with gasoline, customary insurance, maintenance, license fees, and parking, to be used in connection with the business of the LCI Entities and the Kinro Entities.
7.6           The Executive shall be entitled to a vacation in each year during the Term of not less than three (3) weeks.

7.7           Each year during the Term, the Corporations will recommend that the Compensation Committee grant to the Executive options to purchase additional shares of Drew Common Stock, or other equity awards of equivalent value, subject to the discretion of the Compensation Committee.

8.           Expenses.  All travel and other expenses incident to the rendering of services by the Executive hereunder in accordance with the travel policies of the LCI Entities and the Kinro Entities will be paid by the Corporations.  If any such expenses are paid in the first instance by the Executive, the Corporations will reimburse him therefore on presentation of expense vouchers.

9.           Termination.

9.1           If, on account of physical or mental disability, the Executive shall fail or be unable to fully perform this Agreement for a continuous period of six (6) months, the Corporations may, at their option, at any time thereafter, upon thirty (30) days written notice to the Executive, terminate this Agreement, and this Agreement shall come to an end at the end of said notice period as if such date were the termination date of this Agreement.  Notwithstanding the termination of the period of employment as aforesaid, the Corporations shall (i) pay the Total Performance Bonus to the Executive proportionately with respect to the period prior to the date of termination, (ii) for a period of six (6) months, pay to the Executive the difference between the Base Salary and the amount of disability payments received by the Executive pursuant to disability insurance provided in accordance with this Agreement, and (iii) shall deliver, as soon as practicable, the shares of stock deliverable pursuant to any outstanding Deferred Stock Units awarded to the Executive.

9.1.1                      “Disability” shall mean a condition of the Executive whereby he either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for  a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous  period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Corporations.  The Corporations will determine whether the Executive has incurred a Disability based on its own good faith determination and may require the Executive to submit to reasonable physical and mental examinations for this purpose.

9.2           In the event of the death of the Executive during the Term, this Agreement shall terminate on the date of death. In such case, the Corporations shall continue to pay to the heir or designee of the Executive (i) the Base Salary, which the Executive would have been entitled to receive but for such termination, for a period of six (6) months from the date of death of the Executive, and (ii) the Total Performance Bonus proportionately with respect to the period prior to the date of termination; and all shares of stock deliverable pursuant to outstanding DSUs awarded to the Executive will be delivered, as soon as practicable, to the heir or designee of the Executive.

9.3           The Corporations shall have the right to terminate this Agreement at any time upon ten (10) days written notice to the Executive in the event that (i) the Executive has committed a willful material breach of the terms of this Agreement and such breach shall continue for a period of ten (10) days after notice specifying the nature of the breach, or (ii) the Executive is convicted of, or pleads nolo contendre to, any felony or crime involving moral turpitude.  In such event, this Agreement shall come to an end as of the end of such notice period as if such date were the termination date of this Agreement.

9.4           In the event the Corporations do not give notice to the Executive prior to June 30, 2011 of their intention to continue the Executive’s employment and renew the Term, this Agreement shall expire pursuant to its terms. In such event, and the Executive shall be entitled to receive the Base Salary provided in Section 4 hereof and the benefits provided in Section 7 hereof for the one-year period from January 1, 2012 to December 31, 2012; provided, however, that if the Corporations do not continue the Executive’s employment for cause as set forth in Section 9.3 hereof, the Corporations shall have no obligation to pay the Base Salary or provide the benefits as aforesaid.

10.           Non-Competition-Corporate Property-Confidential Information

10.1           During the Term, and (i) for a period of five (5) years from the date of (a) expiration of this Agreement, or (b) termination of this Agreement by the Corporations for cause as set forth in Section 9.3 hereof, or (c) termination of this Agreement by the Executive; or (ii) for a period of two (2) years from the date of termination of this Agreement by the Corporations for other than cause as set forth in Section 9.3 hereof (the “Restricted Period”), the Executive will not, directly or indirectly, undertake or perform services in or for, or render services to, participate in, or have financial interest in, or engage in, any business competitive to that of the business of the LCI Entities, the Kinro Entities or Drew (collectively, the “Affiliated Companies’) or solicit for employment or employ any employee of the Affiliated Companies.  For purposes hereof, a business shall be deemed competitive if it is conducted in any geographic or market area in which any of the Affiliated Companies are engaged in business during the Restricted Period and involves the development, design, manufacture, marketing, packaging, sale or distribution of any products developed, designed, manufactured, sold or distributed, or the offering of any services offered, by any of the Affiliated Companies, whether on the date hereof or as of the termination or expiration date of this Agreement including, but not limited to, products for the manufactured housing (including park and office models), modular housing, recreational vehicle, and boat and other specialty utility trailer, industries; and the Executive will be deemed directly or indirectly to engage in such business if the Executive, or any member of his immediate family participates in such business, or in any entity engaged in or which owns such business, as an officer, director, employee, consultant, partner, individual proprietor, manager or as an investor who has made any loans, contributed to capital stock or purchased any stock; the Executive will not, at any time, utilize any tradenames or corporate names used by the Affiliated Companies, or any derivatives of such names, in any business competitive to that of the business of the Affiliated Companies, nor any patent, trademark, tradename, service mark, logo, copyright or similar intellectual property, whether or not registered, of any of the Affiliated Companies.  The foregoing, however, shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is made is listed on a national securities exchange or is of a company registered under Section 12(g) of the Securities Act of 1934 and, if the company in which such investment is made competes with any of the Affiliated Companies, such investment represents less than one (1%) per cent of the outstanding securities of such class.

10.2           The Executive agrees that all products, packaging, inventions, patents, patent applications, designs, creations, ideas, techniques, methods, or any portions thereof, or any improvements or modifications thereon, or any know-how or procedures related thereto, which relate to the business of the Affiliated Companies, conceived, invented, discovered or executed by the Executive, whether or not marketed or utilized by the Affiliated Companies, shall be sole and exclusive property of the Affiliated Companies, without additional compensation payable thereof; and by these presents the Executive hereby assigns to the Corporations any and all right, title and interest he has, or may have, therein.

10.3           The Executive acknowledges and agrees that during, and as a consequence of employment with the Corporations, he has learned confidential, proprietary and trade secret information of and about the Affiliated Companies, and has had access to and has been involved in the development and utilization of the Affiliated Companies’ confidential and proprietary business information. “Confidential Information” means information about the Affiliated Companies in whatever form disclosed or known to the Executive as a consequence of his employment by the Corporations which relates to the Affiliated Companies’ business, products, processes, or services that gives them a competitive advantage in the marketplace, including, but not limited to: (a) any information that would be considered a trade secret within the meaning of applicable Federal or state law; (b) information relating to any of the Affiliated Companies’ existing products or services or products or services under development; (c) information relating to the Affiliated Companies’ business dealings with customers or suppliers; (d) confidential customer or prospective customer lists; (e) sales-prices, costs, and profit margins; (f) confidential marketing and advertising programs; (g) financial information; (h) sales performance and strategies; (i) human resources strategies; (j) merger and acquisition plans; and (k) proprietary software or processes utilized by the Affiliated Companies.  Confidential Information does not include information that the Executive proves was generally known and readily available to the Affiliated Companies’ competitors through legitimate means.  The Executive agrees that he will not, either during the Term or at any time after the termination or expiration of this Agreement, disclose to anyone (except as authorized by the Corporations in furtherance of its business), publish, or use in competition with the Affiliated Companies, any of their Confidential Information.  The Executive further agrees to abide by all rules or regulations the Corporations may implement from time to time to further protect their Confidential Information.

11.           Notices.

11.1           All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, telegram, facsimile or other standard form of telecommunication, or by registered or certified post-paid mail, return receipt requested, and addressed as follows, or to such other address as any party may notify the other in accordance with the provisions hereof:

To the Corporations:	c/o Lippert Components, Inc.
2703 College Avenue
Goshen, Indiana46526
Attention: Chairman
Telephone: (574) 535-1125
Telecopy: (574) 535-2091

-copy to-

Drew Industries Incorporated
200 Mamaroneck Avenue
White Plains, New York 10601
Attention: President and CEO Telephone: (914) 428-9098 Telecopy: (914) 428-4581

To the Executive:	Scott T. Mereness

12.           Additional Provisions.

12.1           This Agreement constitutes the entire Agreement between the parties, and there are no terms other than those contained herein. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto, and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties hereto, or by a writing signed by the parties hereto.

12.2           This Agreement shall inure to the benefit of and be binding upon the Corporations, their successors and assigns, and the Executive, his heirs, executors, administrators and legal representatives.

12.3           This Agreement shall not be terminated, voluntarily or involuntarily, by the liquidation or dissolution of the Corporations or by the merger or consolidation of the Corporations with or into another corporation.

12.4           Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision, or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

12.5           This Agreement shall be governed by the internal laws of the State of Indiana without giving effect to principles of conflicts of law.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in Indianapolis, Indiana over any suit, action or proceeding arising out of or relating to this Agreement.  Each party hereby irrevocably waives to the fullest extent permitted by law, (i) the right to a trial by jury; (ii) any objection that they may now or hereafter have to the venue of any such suit, action or proceeding brought in any such court; or (iii) any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgment.

12.6           This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which shall be deemed to be one and the same instrument.

12.7           In the event of any proceeding involving a claim or dispute arising under this Agreement, the prevailing party (by motion, on the merits, or otherwise) shall be entitled to recover, in addition to any remedy awarded in such proceeding, all costs and expenses, including actual attorneys fees, incurred by the prevailing party in such proceeding.

12.8           The headings of this Agreement are for the convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.

(Signature Page Follows)

IN WITNESS. WHEREOF, the Corporations have caused these presents to be signed by their duly authorized officers, and the Executive has hereunto set his hand the day and year first above written.

LIPPERT COMPONENTS MANUFACTURING, INC. By:_________________________________
KINRO MANUFACTURING, INC By:_________________________________ _______________________________ Scott T. Mereness